INTERTAPE POLYMER GROUP INC.

                 110E Montee de Liesse, Montreal, Quebec, H4T 1N4

            NOTICE OF THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual and Special Meeting (the "Meeting") of Shareholders of INTERTAPE POLYMER GROUP INC. (the "Corporation") will be held at the Hilton Montreal Bonaventure Hotel, 1 Place Bonaventure, Montreal, Quebec, on June 2, 2004, at 4:00 o'clock in the afternoon, for the purposes of:

     (1) receiving the consolidated financial statements for the year ended December 31, 2003, together with the auditors' report thereon;

     (2) electing a board of seven directors to serve until the next annual meeting of shareholders;

     (3) appointing auditors and authorizing the directors to fix their remuneration;

     (4) considering and, if deemed advisable, approving, ratifying and confirming amendments to the Corporation's Executive Stock Option Plan; and

     (5) transacting such other business as may properly be brought before the Meeting.

The specific details of all matters proposed to be put before the Meeting are set forth in the accompanying Management Proxy Circular.

Only holders of record of common shares of the Corporation at the close of business on April 26, 2004 will be entitled to vote at the Meeting.


                            By Order of the Board of Directors,
                            (signed) ANDREW M. ARCHIBALD, C.A.
                            Chief Financial Officer,
                            Secretary,
                            Vice President, Administration

Montreal, Quebec - April 26, 2004


     SHAREHOLDERS WHO ARE UNABLE TO BE PRESENT AT THE MEETING ARE REQUESTED TO COMPLETE AND RETURN THE ENCLOSED FORM OF PROXY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. PROXIES MUST BE RECEIVED AT THE REGISTERED OFFICE OF THE TRANSFER AGENT OF THE CORPORATION NOT LESS THAN 48 HOURS PRIOR TO THE MEETING.